Third Quarter 2022 Earnings Release Conference Call
October 28, 2022

Jon Paterson – Terex Corporation – Vice President, Treasurer

Good morning and welcome to the Terex third quarter 2022 earnings conference call. A copy of the press release and presentation slides are posted on our Investor Relations website at investors.terex.com. In addition, the replay and slide presentation will be available on our website.

I would like to take this time to introduce Paretosh Misra who has joined Terex as Head of Investor Relations. Paretosh is looking forward to working with you. His contact information can be found on the Terex Investor Relations website and our Q3 earnings release. We are joined by John Garrison, Chairman and Chief Executive Officer, and Julie Beck, Senior Vice President and Chief Financial Officer. Their prepared remarks will be followed by Q&A.

Please turn to slide 2 of the presentation which reflects our Safe Harbor Statement. Today’s conference call contains forward-looking statements, which are subject to risks that could cause actual results to be materially different from those expressed or implied. In addition, we will be discussing non-GAAP information and performance measures we believe are useful in evaluating the Company’s operating performance. Reconciliations for these non-GAAP and performance measures can be found in the conference call materials. Please turn to slide 3 and I’ll turn it over to John Garrison.

John L. Garrison, Jr. – Terex Corporation – Chairman and Chief Executive Officer
Thank you, Jon, and good morning. I would like to welcome everyone to our earnings call and appreciate your interest in Terex. I would like to begin by thanking all Terex team members for their efforts in this challenging global operating environment with inflationary pressures, production disruptions and COVID impacts. Terex team members have worked tirelessly to improve our performance for our customers, dealers and shareholders. We are proud of all Terex team members who are keeping themselves and others safe. I would like to thank our team members around the world for their continued commitment to our Zero Harm Safety Culture and Terex Way Values. Safety remains the top priority of the Company, driven by Think Safe, Work Safe, Home Safe.

Please turn to slide 4 to review our strong financial results. The team delivered solid financial performance for the quarter, which Julie will cover later in her remarks. As a result of the team’s continued strong execution in the third quarter and our backlog, we are raising full-year earnings per share (“EPS”) outlook to a range of $4.00 to $4.20 on sales of approximately $4.3 billion.

Please turn to slide 5. Terex participates in attractive end markets that are supported by favorable macro trends and we have industry leading brands and the capacity to support long-term growth. Our Materials Processing (“MP”) segment is a diversified and consistent high performing portfolio of businesses. MP’s brands have leading market positions with excellent end-market, product and geographic diversification. Importantly, these businesses are less cyclical in nature. The overall business continues to benefit from strong equipment utilization rates and dealers looking to replenish their inventory and rental fleets. MP’s global demand remains strong, demonstrated by a total backlog of $1.2 billion, up 14% year-over-year. Environmental and recycling growth are driving demand for our Ecotec and CBI products. The MP team has taken existing product designs and modified them to service the fast growing environmental and waste recycling markets with a focus on construction and demolition waste. The Powerscreen and Finlay brands are benefiting from strong, global aggregate demand. We have leading market positions with our mobile crushing and screening products and anticipate tailwinds from increased spending on global infrastructure investments. MP’s end market diversification is a strength. Markets continue to grow and provide demand for our leading MP brands.

Aerial Work Platforms’ (“AWP”) end markets are also strong, demonstrated by a total backlog of $2.7 billion, up 44% year-over-year. AWP is experiencing a healthy customer environment as fleets age and customers have high utilization rates. Globally, increased adoption of aerial work platforms continues to improve labor efficiency and jobsite safety. Construction, infrastructure and industrial applications are driving demand for Genie solutions. Applications for Genie products include data centers, warehouses and manufacturing facilities. Our Utilities business will benefit from the electric grid multi-year infrastructure spending ramping up in 2023. The business has robust demand as customers look to reserve 2024 production slots.

Please turn to slide 6. Consolidated Q3 year-to-date bookings remained at healthy levels and were the second highest booking rate in recent history. Elevated customer fleet ages and historic low dealer inventory levels continue to support robust demand. Utilities bookings remain very strong. Overall, our outlook is supported by a total backlog position that is up 33% versus the prior year. As we move into 2023, we continue to anticipate the supply chain will be the constraint and not customer demand.

Turning to slide 7 for an update on our strategic operational priorities. Our Execute, Innovate and Grow strategy will continue to strengthen our operations and allow the Company to capitalize on strong demand in our end markets. Company-wide investments in new product development and continued deployment of digital, customer and dealer solutions will help to deliver long-term growth. Genie is a leader in electrification and recently shipped its first scissor lift with our new lithium-ion battery option. This example of electrifying our product offerings helps customers reduce their carbon footprint and lifecycle maintenance cost. In the coming slides I will highlight how our innovative products are being used to address societal challenges. We continue to increase our pipeline for inorganic growth. We are focused on specialized equipment in MP, Utilities, parts and service and investments in technology that advance our product offerings. In the quarter, we expanded the capabilities of our growing environmental business in the MP segment with the acquisition of ZenRobotics, a company that designs and creates robots that pick, sort and recycle waste material. These robots add additional functionality and technology to our Terex Recycling Systems offerings for more efficient, accurate and profitable recycling. This investment advances our MP strategy to make the circular economy a reality by turning global waste into clean raw materials.

Turning to slide 8. MP mobile screens are versatile machines capable of screening and separating a wide variety of materials. In this recent application, a Powerscreen Warrior 1200 screen is being used to clean various landfills in urban centers of India, enabling future land development. Historically, waste in India was not segregated at the source and is comprised of construction, demolition and municipal solid waste. A single screen can separate material into three streams while processing 500-600 tons of waste per day. More importantly, a mobile machine can work directly on-site and eliminate the rehandling and transportation of material, thereby reducing the carbon footprint and operating costs.

Turning to slide 9. At Terex, we are proud to build products that can support the relief and rebuilding efforts to restore communities and the lives of people impacted by unfortunate disasters. Our thoughts are with those impacted by the devastation of Hurricane Ian and other natural disasters, and Terex is committed to providing equipment and supporting the up-time of our machines in the field. Our utility trucks are operated day and night to restore the power grid. MP environmental equipment processes biomass and C&D waste to open infrastructure and provide clean-up. And Genie equipment supports the rebuilding and the inspection of civil, commercial and residential infrastructure. Our equipment in action demonstrates our Company purpose: to help improve the lives of people around the world.

Please turn to slide 10. Our Environmental, Social and Governance (“ESG”) programs deliver stakeholder value. We continue to progress on our ESG journey with leadership from our Board of Directors and Executive Leadership Team. During each quarterly investor call, we will feature one of the pillars of our ESG strategy. This quarter, we are highlighting environmental stewardship. We are proud to be uniquely positioned to positively impact the environment by innovating environmentally friendly product solutions. Our customers want battery-electric and fuel-electric products. Approximately 60% of MP and more than 70% of Genie products have electric or hybrid options. Recent investments in Viatec and Acculon are accelerating our delivery of efficient, sustainable product solutions to our customers. Customers rely on our products to support the production, development and maintenance of renewable energy solutions. Our MP segment offers an extensive range of product solutions to help improve the environment and contribute to the circular economy. We operate our business in an environmentally friendly way and are targeting a 15% reduction in both greenhouse gas and energy intensity by 2024. Our environmental roadmaps provide the structure for each Terex team member to reduce hazards, exposures, adhere to the law and proactively improve processes to benefit the environment.

Please turn to slide 11. Geopolitical issues continue to cause disruption and significant cost increases. We have taken and are in the process of implementing actions in the EU to mitigate the impact of natural gas shortages. China COVID policies continue to create some disruption to the global supply chain that our teams have had to overcome. The operations team continues to battle parts shortages and late part deliveries and are working with suppliers to reduce cost increases. Finally, our commercial teams are communicating with customers the need for price increases as we seek to offset the inflation we all face. We recognize and thank our team members for their contributions. In this dynamic environment, our team members are demonstrating resiliency and flexibility to increase production deliveries for our customers to overcome these global challenges. And with that, let me turn it over to Julie.

Julie Beck – Terex Corporation – Senior Vice President and Chief Financial Officer

Thanks, John, and good morning everyone. Let’s take a look at our third quarter financial performance found on slide 12. We demonstrated solid execution in a dynamic environment including significant supply chain challenges and continued inflation. Sales of $1.1 billion were up 13% year-over-year on higher volume and improved price realization necessary to mitigate rising costs. Sales in constant currency were up 21% as foreign currency translation negatively impacted sales by $78 million or approximately 8% in the quarter as the Euro and British Pound weakened against the dollar. Gross margins increased by 320 basis points in the quarter as volume, pricing, favorable mix and cost out initiatives helped to offset cost increases and the negative impact of foreign exchange rates. The year-over-year gross margin increase was in both our segments with steady sequential improvement in AWP. MP continued to effectively overcome cost increases with pricing actions. SG&A was in line with expectations, but up over the prior year as a result of inflation, incremental spend due to acquisitions and prudent investments in technology and new product development. SG&A was 10.4% of sales and decreased by 10 basis points from the prior year with business investment offset by continued strict expense management. Income from operations of $121 million was up 63% year-over-year. We were pleased to report an operating margin of 10.8%, up 330 basis points compared to the prior year and up 120 basis points sequentially. Our incremental margins were 37% compared to the prior year and 39% from the second quarter. Current quarter operating profit includes restructuring charges of $1 million in AWP associated with our Oklahoma City facility. Interest and other expense of $13 million was comparable with Q3 of 2021. The third quarter global effective tax rate was approximately 24%. The higher tax rate is primarily due to increased tax on the geographic distribution of income partially offset by lower U.S. tax on foreign income. Third quarter earnings per share of $1.20 increased 79% representing a $0.53 improvement over last year. This strong performance driven by volume, price, and disciplined cost control also reflects an unfavorable earnings per share impact of $0.14 from foreign exchange translation. Our return on invested capital of 19.0% significantly exceeded our cost of capital as we continued to invest in the business and return cash to shareholders through dividends and share repurchases. Free cash flow for the quarter of $53 million demonstrated continued sequential quarterly improvement in results. I will discuss free cash flow later in more detail.

Let’s look at our segment results, starting with our MP segment found on slide 13. MP sales of $458 million increased 9% compared to the third quarter of 2021 with healthy demand for our products across multiple businesses. On a foreign exchange neutral basis, sales were up 20%. The business ended the quarter with a total backlog of $1.2 billion, up 14% from a year ago. The strong backlog level supports our sales outlook and is approximately three times historical norms. In these challenging markets, MP increased their operating profit to 14.6% and continued their excellent operational execution. MP has been able to demonstrate strong performance in this inflationary environment with a 25% incremental margin over the prior year.

On slide 14, see our AWP segment financial results. AWP had an excellent quarter with sales of $663 million, up 16% compared to the prior year on price realization and higher demand. On a foreign exchange neutral basis, sales increased 22%. Total backlog at quarter-end was $2.7 billion, up 44% from the prior year. Both Genie and Utilities have taken multiple price actions over the course of 2021 and 2022 to address inflationary cost pressures. In addition, both businesses have been battling parts shortages constraining their growth. AWP delivered operating margins of 9.6% in the quarter, up 350 basis points from last year and up 190 basis points sequentially from the second quarter of 2022. This year-over-year and sequential improvement was the result of higher sales volumes, favorable mix, cost reduction initiatives, strict expense management and disciplined pricing actions. Included in AWP earnings for the quarter was a reclassification from corporate and other of $5.2M related to prior period transactional foreign exchange losses. Absent this charge, Q3 operating margins were 10.4%.

Please see slide 15 for an overview of our Disciplined Capital Allocation Strategy. Free cash flow for the quarter was $53 million, consistent with our sequential improvement goals, but below our expectations as inventory levels remained high in the third quarter. Hospital inventory in the third quarter was $63 million, consistent with the second quarter. Now, let me detail our capital deployment in the quarter. We continued to invest in our business with capital expenditures, acquisitions and technology investments of $74 million. A large portion of our capital expenditures is related to our Monterrey, Mexico facility which remains on schedule and budget. We had $42 million of investments primarily associated with ProAll and Acculon announced in August. Returning cash to shareholders is an important element of our disciplined capital allocation strategy. The Company continued its quarterly dividend per share of $0.13, an 8.3% increase over the prior year. We also repurchased $13 million of shares in the quarter. Given our operating performance and long-term growth prospects, we believe Terex shares are an attractive investment. We have $47 million remaining on our share repurchase program. The Company’s strong balance sheet has allowed us to return approximately $120 million of cash to shareholders year-to-date.

We have significantly de-levered over the past four years and strengthened our balance sheet. Outstanding gross debt has been reduced by $349 million since the third quarter of 2019, a 30% decrease, and $67 million since the third quarter of 2021, or a 7.5% decrease. We have no near-term maturities until 2024 and 72% of our debt is at a fixed rate of 5% until the end of the decade. Our net leverage remains low at 1.4 times, which is well below our 2.5 times target through the cycle. We have ample liquidity of $658 million. The Company is in an excellent position to run and grow the business.

Now turning to slide 16 and our full-year outlook. Thanks to the strong execution of our team members and our robust backlog, we are raising our 2022 outlook to the upper end of our prior range. We now expect earnings per share of $4.00 to $4.20. This outlook incorporates an additional unfavorable $0.05 per share due to foreign exchange from our prior outlook. Overall, we anticipate a full-year negative FX impact of approximately $0.45 per share versus the prior year. Supply chain challenges, inflation pressures, geopolitical uncertainty, and volatile foreign currency markets continue, and our team has successfully navigated these challenges for three quarters of 2022. We expect continued strong execution for the remainder of the year. Our strong backlog supports our sales outlook which we have now increased to approximately $4.3 billion. Sales are not a function of demand, but rather the ability of the supply chain to deliver components. We have the internal capacity to produce more which we have demonstrated in the past. For the full-year, our sales growth is based on improved price execution of approximately 10%, volume growth of 7% partially offset by unfavorable foreign exchange of 6%. SG&A cost management has been excellent and we maintain our full-year outlook of 10.6% of sales. Our operating margin outlook has been updated to approximately 9.5% which was at the upper end of our prior range. We estimate a share count of approximately 69.5 million based on repurchase activities in the current year. We are reaffirming our full-year effective tax rate of 20.0%. While we expect sequential free cash flow improvement in the fourth quarter, we now expect full-year free cash flow of approximately $125 million. This is primarily a result of higher inventory levels due to the supply chain disruption and negative foreign exchange. Corporate and other has been reduced to $73 million. We expect our incremental margins in the fourth quarter to be above our 25% target.

Turning to the segment outlook, based upon MP’s successful mitigation of persistent input costs, supply chain challenges and strong performance to date, we expect net sales of approximately $1.9 billion with an operating margin range of 15.0 - 15.3%. Supply chain challenges continue to be disruptive in the AWP segment; however, the team has made progress on deliveries and we expect net sales of approximately $2.4 billion. Incorporating the teams cost out and expense management initiatives we are estimating a full-year operating margin of approximately 8.0%. This segment has been negatively impacted by the strengthening of the U.S. dollar to the Euro and British pound. We continue to expect to be price cost neutral for the full-year. We are pleased to raise our earnings per share outlook to a range of $4.00 to $4.20. And, with that, I will turn it back to you, John.

John L. Garrison, Jr. – Terex Corporation – Chairman and Chief Executive Officer

Thanks, Julie. Turning to slide 17 to conclude my prepared remarks. Terex is well positioned for growth to deliver long-term value for all stakeholders because: we have great businesses, strong brands and strong market positions upon which we can grow the Company; we participate in strong end markets supporting our growth including infrastructure, electrification, and environmental; we’ll continue to invest in new products and manufacturing capacity along with strategic, inorganic growth; we will continue to execute our disciplined capital allocation strategy; and, we have demonstrated resiliency and adaptability in an increasingly challenging environment. I am confident this will result in Terex being an even stronger company. I would like to announce that Terex will be hosting an Investor Day the morning of December 13th at the New York Stock Exchange. This event will include presentations from the executive team and a question and answer session. We look forward to seeing you then. And with that, let me turn it back to Jon.

Jon Paterson – Terex Corporation – Vice President, Treasurer

Thanks, John. Please refer to Terex’s Investor Relations website for more information on Investor Day in the coming weeks. As a reminder, during the question and answer session, we ask you to limit your questions to one and a follow-up to ensure we answer as many questions as possible this morning. With that, I would like to open it up for questions. Operator.

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